Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 52 to the Registration Statement on Form N-1A of Fidelity California Municipal Trust: Fidelity California Municipal Income Fund (formerly Spartan California Municipal Income Fund), of our report dated April 13, 2006; Fidelity California Short-Intermediate Tax-Free Bond Fund of our report dated April 6, 2006 on the financial statements and financial highlights included in the February 28, 2006 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 26, 2006